Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Metropolitan Bank Holding Corp. of our report dated February 28, 2024, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Metropolitan Bank Holding Corp. for the year ended December 31, 2023, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

New York, New York

November 29, 2024